Exhibit 99.1

[LOGO] ABAXIS

MEMORANDUM

TO:   Members of the Board of Directors and Section 16 Officers

FROM: Zara Thomas, Corporate Secretary

DATE: January 9, 2004

RE:   ABAXIS Tax Deferral Savings Plan Blackout Period Notice

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Pursuant to the requirements of Section 306(a) of the Sarbanes-Oxley Act of 2002
and SEC Regulation BTR, this memorandum is to notify you of a trading restriction that must be imposed as a result of an impending blackout period in connection with a planned change in the trustee for the ABAXIS Tax Deferral Savings Plan (the "Plan"). We will be notifying the Securities and Exchange Commission regarding this blackout. The equity security subject to the blackout period is the common stock of Abaxis, Inc., as held as an investment in the Plan.

Whether or not you participate in the Plan, your ability to exercise and/or receive stock options or otherwise trade in Abaxis common stock held outside of the Plan will be restricted during the blackout period. Specifically, you shall be prohibited from directly or indirectly purchasing, selling, acquiring or transferring any equity or derivative security that you acquired in connection with service or employment as a director or employee of Abaxis.

The blackout period will begin on:                   February 9, 2004

The blackout period is expected to end on:           February 20, 2004

You will be notified directly in the event that there are changes to these dates.

This restriction does not apply to securities of Abaxis that were not acquired in connection with your service as a director or employee. However, you should not that there is a rebuttable presumption that any securities sold during a blackout period are not exempt from the rule (i.e., you will bear the burden of proving that the securities were not "acquired in connection with service or employment"). In addition, the SEC's rules provide a limited number of exemptions from the trading restriction, most notably these include bona fide gift transactions and purchases or sales under qualified "10b5-1 plans." We strongly recommend that you consult with us before entering into any transaction in Abaxis common stock during the blackout period.
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Once this blackout period ends, you will be permitted to resume transactions in
Abaxis common stock subject to the requirements of the Abaxis, Inc. Insider Trading Policy.

Questions regarding the blackout period may be directed to:

Zara Thomas
Corporate Secretary, Abaxis
510-675-6502